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                                                                     Exhibit 8.1


                  July 22, 2003



Board of Directors
Washington Federal, Inc.
425 Pike Street
Seattle, Washington 98101

Board of Directors
United Savings and Loan Bank
601 South Jackson
Seattle, Washington 98114


Ladies and Gentlemen:

      You have requested our opinion as to certain federal income tax consequences of the merger between Washington Federal Savings and Loan Association, a federally chartered savings and loan association (the "Bank"), and United Savings and Loan Bank, a Washington State chartered savings institution ("United"), as described herein.

      We have acted as counsel to Washington Federal, Inc., a Washington State corporation and the parent holding company of the Bank ("Washington Federal"), and Bank in connection with the proposed merger of United with and into Bank (the "Merger") pursuant to the terms of the Agreement and Plan of Merger dated as of May 19, 2003 (the "Merger Agreement") by and among Washington Federal, Bank and United, each as described in the Registration Statement on Form S-4 filed by Washington Federal with the Securities and Exchange Commission (the "Registration Statement"). This opinion is being rendered as required by Section 7.01(f) of the Merger Agreement. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

      In connection with our opinion, we have examined originals or copies, certified or otherwise and identified to our satisfaction, of the Merger Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate to enable us to render the opinion below. In our examination, we have assumed (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies, (ii) each document reviewed by us has been or will be fully executed and delivered in substantially the same form, is or will be in full force and effect and has not been and will not be amended or modified in any respect, (iii) all parties to the documents at all times had and will have full corporate power, authority and capacity to enter into, execute and perform all obligations under those documents and to observe and perform the terms and conditions thereof and (iv) the factual
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Boards of Directors
July 22, 2003
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matters, statements and recitations contained in the documents are accurate, true and complete. In rendering our opinion, we have also relied upon certain assumptions and written representations by each of Washington Federal, Bank and United.

      In rendering our opinion, we have also considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations issued thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

      Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a reorganization under Section 368(a) of the Code. Washington Federal, Bank and United will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

      As a reorganization, the Merger will have the following federal income tax consequences to Washington Federal, Bank and to United and United shareholders.

      1. No gain or loss will be recognized by Washington Federal, Bank or United as a result of the Merger.

      2. To the extent United stockholders receive solely Washington Federal common stock in exchange for their shares of United common stock pursuant to the Merger, such stockholder will not recognize gain or loss in the exchange. However, if any United stockholder receives cash in lieu of a fractional share of Washington Federal common stock, the stockholder will be treated as having received a fractional share of Washington Federal common stock in the Merger and having immediately exchanged that fractional share for cash in a taxable exchange with Washington Federal.

      3. To the extent United stockholders receive solely cash in exchange for their shares of United common stock pursuant to the Merger, such stockholders will recognize gain or loss in an amount equal to the difference between the amount of cash received and stockholder's tax basis for the shares of United common stock surrendered in the exchange. To the extent that any such United stockholder is treated under the Code as constructive owners of shares of Washington Federal common stock following the Merger or are owners of Washington Federal common stock following the Merger, any gain recognized by such stockholder may be subject to treatment as a dividend for federal income taxes to the extent of the earning and profits of United.

      4. To the extent United stockholders receive both Washington Federal common stock and cash consideration in exchange for their shares of United common stock, such stockholders will recognize gain, but not loss, to the extent of the lesser of the gain
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Boards of Directors
July 22, 2003
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            realized by the stockholder in the exchange or the amount of cash received by the stockholder in the exchange. Any gain recognized to a stockholder may be subject to treatment as a dividend for federal income tax purposes to the extent of the earnings and profits of United.

      5. The aggregate tax basis of the Washington Federal common stock received by a United stockholder in the Merger will be equal to the tax basis of the United common stock surrendered in exchange therefore, reduced by any amount allocable to a fractional share interest for which cash is received and by the amount of any cash received in the exchange (other than cash received in lieu of fractional shares) and increased by the amount of gain recognized by such stockholder, including any portion of such gain treated as a dividend.

      6. The holding period of Washington Federal common stock received by a United stockholder will include the period during which the shares of United common stock surrendered in the exchange were held.

      Except as specifically set forth above, no other opinion is expressed as to the tax consequences to any party to the Merger or any other transactions related to or occurring in connection with the Merger or otherwise. No other opinion is expressed under federal, state, local or foreign law. The opinion expressed herein is rendered as of the Effective Date of the Merger. We assume no obligation to update or supplement our opinion to reflect any change or modification of the facts or circumstances that may hereafter come to our attention or any change in law that may hereafter become effective.

      This opinion is being furnished only to Washington Federal and United in connection with the Merger and solely for their benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referenced for any other purpose whatsoever without our express written consent. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement filed by Washington Federal and references to our opinion in the Washington Federal Registration Statement and Proxy Statement/Prospectus attached thereto and the inclusion of our opinion in certain bank regulatory filings in connection with the Merger.

                                           Sincerely,

                                           /s/ Patton Boggs LLP

                                           PATTON BOGGS LLP